UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14C

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934

(Amendment No. )

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J.Jill, Inc.

(Name of Registrant as Specified In Its Charter)

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PRELIMINARY COPY — SUBJECT TO COMPLETION

J.JILL, INC.

4 Batterymarch Park

Quincy, MA 02169

NOTICE OF ACTION BY WRITTEN CONSENT OF STOCKHOLDERS

To Our Stockholders:

This Information Statement is being furnished by the Board of Directors of J.Jill, Inc., a Delaware corporation (the “Company,” “J.Jill,” “our” or “we”) and is first being mailed on or about October 19, 2020, to the stockholders of record of our outstanding common stock, par value $0.01 per share (“Common Stock”), as of the close of business on October 13, 2020. The purpose of this Information Statements is solely to inform such stockholders that TI IV JJill Holdings, LP (“TI IV Holdings”), an affiliate of TowerBrook Capital Partners L.P. (along with certain of its affiliates, collectively, “TowerBrook”), which holds a majority of the issued and outstanding Common Stock, has acted by written consent in favor of the actions that are listed below, and described in greater detail in the Information Statement accompanying this notice (the “Written Consent”). Such actions were approved by the Company’s Board of Directors on September 29, 2020.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

The following two corporate actions (together, the “Actions”) were authorized by the Written Consent:

Item 1. The issuance of shares of Common Stock in connection with the consummation of the transactions contemplated by that certain Transaction Support Agreement (the “TSA”) entered into by and among the Company, Jill Acquisition LLC and each of their direct and indirect subsidiaries with certain beneficial owners (or nominees, investment managers, advisors or subadvisors for the beneficial owners) of term loan claims (the “Consenting Lenders”) and TowerBrook Capital Partners L.P. to support a financial restructuring of the Company’s capital structure and indebtedness (the “Transaction”), including the issuance of Common Stock underlying warrants issued on connection with the Transaction.

Item 2. An amendment to our certificate of incorporation to (i) permit us to effect a reverse split of our issued and outstanding Common Stock at a ratio that will be determined by our Board of Directors and that will be within a range of 1-for-3 and 1-for-10 (the “Reverse Stock Split”), if the Board determines, in its sole discretion, subject to compliance with Regulation 14C under the Exchange Act, at any time prior to January 31, 2021, that the Reverse Stock Split is in the best interests of the Company and its shareholders and (ii) reduce the number of authorized shares of Common Stock by the reverse stock split ratio determined by our Board of Directors (the “Authorized Share Reduction”).

Section 228 of the General Corporation Law of the State of Delaware (the “DGCL”) and our organizational documents permit any action that may be taken at a meeting of the stockholders to be taken by written consent by the holders of a majority of the voting power of the outstanding capital stock of the Company required to approve the action at a meeting. Accordingly, TI IV Holdings, which holds a majority of the issued and outstanding Common Stock, has approved the Actions.

All necessary corporate approvals in connection with the matters referred to in this Information Statement relating to the Actions have been obtained, and the Company may implement the Actions upon providing necessary notice to its non-consenting stockholders in accordance with the DGCL and the U.S. federal securities laws. This Information Statement is being furnished to all stockholders of the Company pursuant to Section 14(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder, solely for the purpose of informing the non-consenting stockholders of these corporate actions before the Company takes such actions set forth in the written consent. In accordance with Rule 14c-2 under the Exchange Act, the Company may implement the Actions no sooner than 20 calendar days after the definitive form of the accompanying Information Statement is first being mailed to the Company’s stockholders.

This Information Statement is being provided to you for your information to comply with the Exchange Act requirements. You are urged to read this Information Statement carefully in its entirety. No action is required on your part in connection with this document. No stockholder meeting will be held in connection with this Information Statement.

By Order of the Board of Directors

Mark Webb Executive Vice President and Chief Financial Officer

Quincy, Massachusetts
October 19, 2020

J.JILL, INC.

4 Batterymarch Park

Quincy, MA 02169

INFORMATION STATEMENT

NOTICE OF ACTION BY WRITTEN CONSENT OF THE STOCKHOLDERS

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

CORPORATE ACTION TAKEN

Approval of the Actions

On September 29, 2020 the Board of Directors (the “Board”) of J.Jill, Inc. (the “Company,” “J.Jill,” “our” or “we”) approved, subject to further approval by the Company’s stockholders, the Actions (as defined below). On September 30, 2020, TI IV JJill Holdings, LP (“TI IV Holdings”), an affiliate of TowerBrook Capital Partners L.P. (along with certain of its affiliates, collectively, “TowerBrook”), which holds a majority of the issued and outstanding common stock of the Company, par value $0.01 per share (“Common Stock”), delivered its written consent in favor of the actions that are listed below (the “Written Consent”). The following two corporate actions (together, the “Actions”) were authorized by the Written Consent:

Item 1. The issuance of shares of Common Stock in connection with the consummation of the transactions contemplated by that certain Transaction Support Agreement (the “TSA”) entered into by and among the Company, Jill Acquisition LLC and each of their direct and indirect subsidiaries with certain beneficial owners (or nominees, investment managers, advisors or subadvisors for the beneficial owners) of term loan claims (the “Consenting Lenders”) and TowerBrook Capital Partners L.P. to support a financial restructuring of the Company’s capital structure and indebtedness (the “Transaction”), including the issuance of Common Stock underlying warrants issued on connection with the Transaction (the “Warrant Shares”).

Item 2. An amendment to our certificate of incorporation to (i) permit us to effect a reverse split of our issued and outstanding Common Stock at a ratio that will be determined by our Board and that will be within a range of 1-for-3 and 1-for-10 (the “Reverse Stock Split”), if the Board determines, in its sole discretion, subject to compliance with Regulation 14C under the Exchange Act, at any time prior to January 31, 2021, that the Reverse Stock Split is in the best interests of the Company and its shareholders and (ii) reduce the number of authorized shares of Common Stock by the reverse stock split ratio determined by our Board (the “Authorized Share Reduction”).

ACTION BY WRITTEN CONSENT; NO VOTE REQUIRED

As the Actions have been duly authorized and approved by the written consent of the holders of at least a majority of our issued and outstanding voting securities, we are not seeking any consent, authorization or proxy from you. Section 228 of the General Corporation Law of the State of Delaware (the “DGCL”) provides that the written consent of the holders of outstanding shares of voting capital stock, having not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, may be substituted for a meeting. Approval by at least a majority of the outstanding voting power of our shares of Common Stock has been duly secured by written consent executed and delivered to us by TI IV Holdings, as noted above.

As of the close of business on September 30, 2020, there were issued and outstanding 44,819,549 shares of Common Stock. On September 30, 2020, TI IV Holdings owned 25,770,647 shares of Common Stock, representing approximately 57.5% of the issued and outstanding Common Stock. Accordingly, the Written Consent executed by TI IV Holdings pursuant to DGCL Section 228 and delivered to us is sufficient to approve the Actions and no further stockholder vote or other action is required.

The DGCL does not provide for dissenters’ rights of appraisal in connection with any of the Actions, and we do not intend to independently provide stockholders with any such right.

NOTICE OF ACTION BY WRITTEN CONSENT

Pursuant to Section 228(e) of the DGCL, we are required to provide prompt notice of the taking of corporate action without a meeting by less than unanimous written consent to those stockholders who have not consented in writing to such action. This information statement serves as the notice required by Section 228(e) of the DGCL.

ITEM NO. 1 — APPROVAL OF THE ISSUANCE OF THE COMMON STOCK

On August 31, 2020, the Company and certain of its subsidiaries entered into the TSA to support a financial restructuring of the Company’s capital structure and indebtedness on the terms set forth in the TSA, including, among other things, the issuance of the Equity Consideration (as defined below) to the Consenting Lenders, the potential issuance of the Additional Shares (as defined below) to the Consenting Lenders and the issuance of the Warrants (as defined below) to the Subordinated Lenders (as defined below).

Background of the Transaction

Pursuant to the TSA, the Company has implemented the following series of transactions (a) an amendment of the Company’s Existing Term Loan Facility (the lenders thereunder, the “Existing Term Lenders”) to, among other things, waive any non-compliance with the terms of the Existing Term Facility, (b) entry into a new senior secured priming term loan facility (the “Priming Credit Agreement” and, the lenders thereunder, the “Priming Lenders”), the proceeds of which have been used to repurchase the term loans under the Existing Term Facility (the “Existing Term Loans”) from the Consenting Lenders, (c) an amendment of the Company’s existing ABL credit facility (the “ABL Facility” and, the lenders thereunder, the “Existing ABL Lenders”), to, among other things, waive any non-compliance with the terms of the ABL Facility, and (d) the provision by TowerBrook and certain other investors of new capital pursuant to a subordinated term loan facility (the “Subordinated Facility” and, the lenders thereunder, the “Subordinated Lenders”).

Priming Facility

Among other things, the Priming Credit Agreement provides for the issuance of the Common Stock to the Priming Lenders as consideration. The Company issued, and each Priming Lender received its pro rata portion of, shares of Common Stock (the “Equity Consideration”) with an aggregate value equal to the lesser of (x) $2.0 million and (y) 10% of the fully diluted shares of Common Stock on the Closing Date (in each case, as calculated as set forth in the Priming Credit Agreement). If the Equity Consideration received by Priming Lenders is less than 10% of the fully diluted shares of Common Stock on the Closing Date, then, on May 31, 2021, the Company will either (i) repay $5.0 million in aggregate principal amount of the loans under the Priming Credit Agreement, together with accrued and unpaid interest thereon or (ii) issue additional shares (the “Additional Shares”) of Common Stock to the Priming Lenders in an amount equal to the greater of (I) (x) 10% of the fully diluted shares of Common Stock as of the Closing Date less (y) the percentage of the fully diluted shares of Common Stock as of the Closing Date represented by the Equity Consideration and (II) a number of shares of Common Stock with an aggregate value of $0.5 million at the time of such issuance; provided, that the Priming Lenders shall not receive on such date shares of Common Stock having a value greater than $4.75 million at the time of such issuance. Such equity consideration and/or payment to the Priming Lenders set forth in this paragraph shall be reduced by approximately 2%, reflecting the approximate percentage of loans under the Existing Term Loan Credit Agreement (prior to consummation of the Transaction) that remain outstanding under the Existing Term Loan Credit Agreement (following consummation of the Transaction). Pursuant to the Priming Credit Agreement, the Company issued 3,283,584 shares of Common Stock to the Priming Lenders. Additional Shares may be issued to the Priming Lenders following the May 31, 2021 election date described above.

Subordinated Facility

Among other things, the Subordinated Facility provides for the issuance of warrants (the “Warrants”) to the Subordinated Lenders that provide such Subordinated Lenders the right to exercise Warrants in the aggregate for 27% of the fully diluted shares of the Common Stock on the Closing Date (as calculated as set forth in the Subordinated Facility). Pursuant to the Subordinated Facility, the Company issued 18,600,545 Warrants to purchase 18,600,545 shares of Common Stock to the Subordinated Lenders.

Description of the Warrants

Each Warrant entitles the registered holder to purchase one share of our Common Stock at a price of $0.01 per share, subject to adjustment as discussed below. Each Warrant is exercisable at any time through October 2, 2025 at 5:00 p.m., New York City time. The number of shares of Common Stock issuable on exercise of the Warrants may be adjusted in certain circumstances, including in the event of the issuance of the Additional Shares. The Warrant holders do not have the rights or privileges of holders of shares of Common Stock or any voting rights until they exercise their Warrants and receive shares of Common Stock. The aggregate number of shares of Common Stock that may be issued under the Warrants for any reason shall not exceed the maximum number of shares of Common Stock which the Company may issue without stockholder approval under the stockholder approval rules of the New York Stock Exchange (assuming the prior issuance of the Equity Consideration and the Additional Shares), unless the requisite stockholder approval has been obtained, and, if obtained by written consent of the Company’s stockholders, at least 20 calendar days has elapsed since the filing and mailing of a definitive information statement to the Company’s stockholders in accordance with Rule 14c-2 promulgated under the Exchange Act.

The foregoing description of the amendment to the Existing Term Facility, the Priming Credit Agreement, the Subordinated Facility, the amendment to the ABL Facility and the Warrants does not purport to be complete and is qualified in its entirety by reference to the full text of the amendment to the Existing Term Facility, the Priming Credit Agreement, the Subordinated Credit Agreement, the amendment to the ABL Facility and the Warrant Agreement, a copy of which is filed as Exhibit 10.1, 10.2, 10.3, 10.4 and 10.5, respectively, to the Form 8-K filed by the Company on October 2, 2020, and incorporated herein by reference.

NYSE Rules

Our Common Stock is listed on the New York Stock Exchange (the “NYSE”) and, as a result, we are subject to the rules of the NYSE.

Section 312.03(b) of the NYSE Listed Company Manual requires an issuer to obtain stockholder approval prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, to (i) a director, officer or substantial security holder of the company (an “NYSE Related Party”), (ii) a subsidiary, affiliate or other closely-related person of an NYSE Related Party or (iii) any company or entity in which an NYSE Related Party has a substantial direct or indirect interest, if the number of shares of common stock to be issued, or if the number of shares of common stock into which the securities may be convertible or exercisable, exceeds, in the case of a “substantial security holder” either 5% of the number of shares of common stock or 5% of the voting power outstanding before the issuance or, in the case of an affiliate or other closely related person of a NYSE Related Party, either 1% of the number of shares of common stock or 1% of the voting power outstanding before the issuance. The Subordinated Lenders to which Warrants were issued include TI IV Holdings and Michael Rahamim. TI IV Holdings is a substantial security holder of the Company by virtue of its ownership of a majority of our Common Stock and Michael, Rahamim is a director of the Company, and therefore each is a NYSE Related Party. Accordingly, holders of a majority of the voting power of our outstanding shares of Common Stock were asked to approve the issuance of shares of Common Stock that are issuable to the Subordinated Lenders upon exercise of the Warrants.

Rule 312.03(c) of the NYSE Listed Company Manual requires an issuer to obtain stockholder approval prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in any transaction or series of related transactions, if (i) the common stock has, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such stock or of securities convertible into or exercisable for common stock or (ii) the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of common stock or of securities convertible into or exercisable for common stock. The consummation of the Transaction, including the issuance of the Equity Consideration, the issuance of the Additional Shares and the issuance of the Warrant Shares to the Subordinated Lenders will result in an issuance in excess of 20% of the voting power and number of shares of Common Stock outstanding before giving effect to the issuances in connection with consummation of the Transaction. Accordingly, holders of a majority of the voting power of our outstanding shares of Common Stock were asked to approve such issuances in connection with the Transaction.

The Written Consent executed by TI IV Holdings pursuant to DGCL Section 228 and delivered to us is sufficient to approve the issuance of the Equity Consideration, the Additional Shares and the Warrant Shares and no further stockholder vote or other action is required.

Dilution

The holders of our Common Stock will incur dilution of their shares in connection with the consummation of the issuance of the Equity Consideration, the Additional Shares and the Warrant Shares.

Voting and Vote Required

The Company is not seeking consents, authorizations or proxies from you.

The issuance of the Equity Consideration, the Additional Shares and the Warrant Shares requires the consent of stockholders representing a majority of the voting power of the outstanding shares of our Common Stock. As of September 30, 2020, the Company had 44,819,549 shares of Common Stock outstanding and entitled to vote. Each share of our Common Stock is entitled to one vote. The written consent was executed and delivered to the Company on September 30, 2020 by TI IV Holdings, which held 25,770,647 shares of Common Stock as of September 30, 2020, which represents a majority of the voting power of our Common Stock. Accordingly, the written consent was executed by stockholders holding sufficient voting power to approve the actions contemplated by the written consent and no further stockholder action is required.

No Dissenters’ Rights of Appraisal

Under the DGCL, stockholders will not be entitled to dissenters’ rights of appraisal with respect to this Item No. 1, and we do not intend to independently provide stockholders with any such right.

ITEM NO. 2 — APPROVAL OF THE REVERSE STOCK SPLIT AND AUTHORIZED SHARE REDUCTION

Summary of the Corporate Actions

Reverse Stock Split

On March 24, 2020, the Company received a written notice from the NYSE that it was no longer in compliance with the $1.00 minimum price requirement required for continued listing. Our Board has authorized a reverse split of our issued and outstanding Common Stock at a ratio that will be determined by our Board of Directors and that will be within a range of 1-for-3 and 1-for-10 with the primary intent of increasing the per share trading price of our Common Stock, which is publicly traded and listed on the NYSE under the symbol “JILL.” The Reverse Stock Split is being effectuated in order to raise the trading price of our Common Stock so that we can regain compliance with the NYSE $1.00 minimum price per share criteria for continued listing.

Authorized Share Decrease

We currently have 250,000,000 authorized shares of common stock. The Board believes that it is in our best interests to decrease the authorized number of shares of common stock in connection with the Reverse Stock Split in proportion to the reverse stock split ratio determined by the Board (the “Authorized Share Decrease”).

Voting and Vote Required

The Company is not seeking consents, authorizations or proxies from you.

An amendment to the Company’s Certificate of Incorporation to effect the Reverse Stock Split and decrease the number of authorized shares of Common Stock requires the affirmative vote of stockholders representing a majority of the voting power of the outstanding shares of our Common Stock. As of September 30, 2020, the Company had 44,819,549 shares of Common Stock outstanding and entitled to vote. Each share of our Common Stock is entitled to one vote. The written consent was executed and delivered to the Company on September 30, 2020 by TI IV Holdings, which held 25,770,647 shares of Common Stock as of September 30, 2020, which represents a majority of the voting power of our Common Stock. Accordingly, the written consent was executed by stockholders holding sufficient voting power to approve the actions contemplated by the written consent and no further stockholder action is required.

No Dissenters’ Rights of Appraisal

Under the DGCL, stockholders will not be entitled to dissenters’ rights of appraisal with respect to this Item No. 2, and we do not intend to independently provide stockholders with any such right.

THE REVERSE STOCK SPLIT

Our Common Stock is publicly traded and listed on the NYSE under the symbol “JILL.” The closing price of shares of our Common Stock on October 16, 2020 was $         per share, and as of October 16, 2020, the 30-trading day average closing stock price of shares of our Common Stock was $         per share.

The Reverse Stock Split, if consummated, will become effective upon the filing of a Certificate of Amendment (the “Amendment”) to our Certificate of Incorporation with the Secretary of State of the State of Delaware. The Amendment will be effective approximately (but not less than) 20 days after the mailing of this Information Statement. The form of Amendment to be filed with the Secretary of State of the State of Delaware to give effect to the Reverse Stock Split is set forth as Annex A to this Information Statement.

Purpose of the Authorized Share Decrease

On March 24, 2020, the Company received a written notice from the NYSE that it was no longer in compliance with the $1.00 minimum price requirement required for continued listing. Our Board authorized the Reverse Stock Split and the Reverse Stock Split is being effectuated in order to raise the trading price of our Common Stock so that we can regain compliance with the NYSE minimum price per share criteria for continued listing. A higher price per share may allow the Company to continue to have its Common Stock listed on the NYSE. Accordingly, for these reasons, the Company believes that effecting the Reverse Stock Split would be in the Company’s and our stockholders’ best interests.

The Company will be deemed to cure the minimum price per share deficiency if at the expiration of the applicable cure period on December 3, 2020, our Common Stock has attained both a $1.00 share price and a $1.00 average closing share price over the preceding 30 trading days. The Company also received a written notice from the NYSE on March 6, 2020 that it is no longer in compliance with the NYSE continued listing standards set forth in Section 802.01B of the NYSE’s Listed Company Manual due to the fact that the Company’s average global market capitalization over a consecutive 30 trading-day period was less than $50 million and, at the same time, its shareholders’ equity was less than $50 million. The Reverse Stock Split is not expected to cure such continued listing requirement, which deficiency is continuing.

Effects of the Reverse Stock Split

The principal result of the Reverse Stock Split will be to decrease proportionately the number of outstanding shares of our Common Stock based on the reverse stock split ratio determined by our Board within the range of 1-for-3 and 1-for-10. Our Common Stock is currently registered under Section 12 of the Exchange Act, and we are subject to the periodic reporting and other requirements of the Exchange Act. The Reverse Stock Split will not affect the registration of our Common Stock under the Exchange Act or the listing of our Common Stock on the NYSE (other than in the manner described above). Following the Reverse Stock Split, our Common Stock will continue to be listed on the NYSE under the symbol “JILL” although it will be considered a new listing with a new CUSIP number.

As of October 13, 2020, our authorized capital stock consisted of (i) 50,000,000 shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”); and (ii) 250,000,000 shares of Common Stock (together with the Preferred Stock, the “Capital Stock”). The Reverse Stock Split will not affect the proportionate voting rights of the holders of our Capital Stock, subject to the treatment of fractional shares. The number of stockholders of record will not be affected by the Reverse Stock Split, except to the extent stockholders are cashed out due to fractional ownership. If implemented, the Reverse Stock Split may result in some stockholders owning “odd lots” of less than 100 shares of the Common Stock. Odd lot shares may be more difficult to sell, and brokerage commissions and other costs of transactions in odd lots are generally somewhat higher than the costs of transactions in “round lots” of even multiples of 100 shares.

Effect on Outstanding Shares

Immediately following the completion of the Reverse Stock Split, the shares of Common Stock issued and outstanding will be decreased in proportion with the reverse stock split ratio determined by our Board within the range of 1-for-3 and 1-for-10. The number of shares of Common Stock that may be issued upon exercise of the Warrants will be adjusted proportionally as well pursuant to the terms of the Warrants. Our Board does not intend for the Reverse Stock Split to be the first step in a “going private transaction” within the meaning of the Rule 13e-3 of the Exchange Act.

Potential Anti-Takeover Effects of a Reverse Stock Split

Although the Reverse Stock Split has been prompted by business and financial considerations and not by the threat of any known or threatened hostile takeover attempt, stockholders should be aware that the effect of the Reverse Stock Split could facilitate future attempts by the Company to oppose changes in control of the Company and perpetuate our management, including transactions in which the stockholders might otherwise receive a premium for their shares over then current market prices. We cannot provide assurances that any such transactions will be consummated on favorable terms or at all, that they will enhance stockholder value, or that they will not adversely affect our business or the trading price of the Common Stock.

Fractional Shares

We do not intend to issue fractional shares in connection with the Reverse Stock Split. Therefore, we do not expect to issue certificates or book-entry interests representing fractional shares. Stockholders who otherwise would hold fractional shares because the number of shares of Common Stock they held before the Reverse Stock Split would not be evenly divisible based upon the reverse stock split ratio determined by our Board will be entitled to cash payments (without interest) in respect of such fractional shares. Such cash payment shall be determined by multiplying (i) the fractional share interest to which the holder would otherwise be entitled, after taking into account all shares of such class held by the holder as of the effective date of the Reverse Stock Split, and (ii) the volume weighted average trading price of the Common Stock, as reported on the NYSE, for the five trading days immediately preceding the effective date of the Reverse Stock Split, as adjusted for the split ratio.

Effect on Employee Stock Purchase Plan

The Company’s Employee Stock Purchase Plan (the “ESPP”) provides that (i) the number of shares of Common Stock covered by each option under the ESPP that has not yet been exercised, (ii) the number of shares of Common Stock that have been authorized for issuance under the ESPP but that have not yet been placed under option, (iii) the number of shares of Common Stock available for sale under the ESPP, and (iv) the Purchase Price (as defined in the ESPP) for each then-current Offering Period (as defined in the ESPP) shall, if applicable, be proportionately adjusted by the Compensation Committee of our Board, whose determination in such respect shall be final, binding, and conclusive, for any increase or decrease in the number of issued shares of Common Stock resulting from a reverse stock split of the Common Stock.

Effect of the Reverse Stock Split on our Equity Incentive Plan and Outstanding Awards

The J.Jill, Inc. 2017 Omnibus Equity Incentive Plan (the “Incentive Plan”) provides that in the event of any reverse stock split, the Compensation Committee of our Board shall make any adjustments that it deems to be necessary or appropriate in such manner as it may deem equitable.

Reduction in Stated Capital

Pursuant to the Reverse Stock Split, the par value of our Common Stock will remain $0.01 per share. As a result of the Reverse Stock Split, on the effective date of the Reverse Stock Split, the stated capital on our balance sheet attributable to the Common Stock will be reduced in proportion to the size of the Reverse Stock Split, and the additional paid-in capital account shall be credited with the amount by which the stated capital is reduced. Our stockholders’ equity, in the aggregate, will remain unchanged.

Effect on Certificated Shares—Exchange of Stock Certificates

Following the Reverse Stock Split, stockholders holding certificated shares will be required to exchange their stock certificates for new stock certificates (“New Stock Certificates”) representing the appropriate number of shares of the Common Stock resulting from the Reverse Stock Split. Stockholders of record on October 13, 2020, the record date for the Reverse Stock Split, will be furnished the necessary materials and instructions for the surrender and exchange of share certificates at the appropriate time by our transfer agent. Stockholders will not have to pay any transfer fee or other fee in connection with such exchange. As soon as practicable after the effective date of the Reverse Stock Split, the transfer agent will send a letter of transmittal to each stockholder advising such holder of the procedure for surrendering certificates representing the number of shares of the Common Stock prior to the Reverse Stock Split in exchange for New Stock Certificates.

Effect on Registered “Book-Entry” Shares

Certain of the Company’s registered holders of Common Stock may hold some or all of their shares electronically in book-entry form with the transfer agent. These stockholders do not have stock certificates evidencing their ownership of the Common Stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts. Stockholders who hold shares electronically in book-entry form with the transfer agent will not need to take action (the exchange will be automatic) to receive whole shares after the Reverse Stock Split, subject to adjustment for treatment of fractional shares.

Effect on Beneficial Holders

Upon the Reverse Stock Split, the Company intends to treat stockholders holding the Common Stock in “street name,” through a bank, broker or other nominee, in the same manner as certificated stockholders whose shares are registered in their names. Banks, brokers or other nominees will be instructed to effect the Reverse Stock Split for their beneficial holders holding the Common Stock in “street name.” However, such banks, brokers or other nominees may have different procedures than registered stockholders for processing the Reverse Stock Split. Stockholders who hold their shares with such a bank, broker or other nominee and who have any questions in this regard are encouraged to contact their nominees.

Certain Material U.S. Federal Income Tax Consequences

The following discussion is a summary of certain material U.S. federal income tax consequences of the proposed Reverse Stock Split to U.S. Holders (as defined below) of our Common Stock. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations promulgated thereunder and judicial and administrative authorities, rulings and decisions, all as in effect as of the date hereof. These authorities may change or be subject to differing interpretations, possibly with retroactive effect, and any such change or differing interpretation could alter the U.S. federal income tax consequences described herein. This discussion is for general information purposes only and is not a complete description of all of the tax consequences of the Reverse Stock Split and, in particular, does not address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, nor does it address any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction, or under any U.S. federal laws other than those pertaining to the income tax. No ruling from the Internal Revenue Service (the “IRS”) and no opinion of counsel has been or will be requested in connection with the Reverse Stock Split. Accordingly, the discussion below neither binds the IRS nor precludes it or a court from adopting a contrary position.

This discussion applies only to U.S. Holders of Common Stock who hold such shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not purport to address all aspects of U.S. federal income taxation that may be relevant to U.S. Holders of Common Stock in light of their particular circumstances and does not apply to U.S. Holders of Common Stock subject to special treatment under the U.S. federal income tax laws (such as, for example, banks and other financial institutions; tax-exempt organizations; partnerships, S corporations or other pass-through entities (or investors in partnerships, S corporations or other pass-through entities); regulated investment companies; real estate investment trusts; controlled foreign corporations; passive foreign investment companies; insurance companies; mutual funds; dealers or brokers in stocks and securities, commodities or currencies; traders in securities that elect to apply a mark-to-market method of accounting; holders subject to the alternative minimum tax; holders who acquired Common Stock pursuant to the exercise of employee stock options, through a tax qualified retirement plan or otherwise as compensation; holders who actually or constructively own Common Stock representing more than 10% of the voting power or value of the Company; persons that are not U.S. Holders; holders whose functional currency is not the U.S. dollar; holders who hold Common Stock as part of a hedge, straddle, constructive sale, conversion or other integrated transaction; or United States expatriates).

For purposes of this discussion, the term “U.S. Holder” means a beneficial owner of Common Stock, that is, for U.S. federal income tax purposes, (i) an individual citizen or resident of the United States, (ii) a corporation, or entity treated as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States, any state thereof or the District of Columbia, (iii) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes or (iv) an estate, the income of which is subject to U.S. federal income tax regardless of its source.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Common Stock, the U.S. federal income tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Any entity treated as a partnership for U.S. federal income tax purposes that holds Common Stock and any partners in such partnership should consult their own tax advisors regarding the tax consequences of the Reverse Stock Split to them.

ALL HOLDERS OF COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE REVERSE STOCK SPLIT, INCLUDING THE APPLICABILITY AND EFFECT OF ANY U.S. FEDERAL, STATE, LOCAL, NON-U.S. AND OTHER TAX LAWS.

U.S. Federal Income Tax Consequences of the Reverse Stock Split to U.S. Holders of Common Stock

A U.S. Holder of Common Stock generally will not recognize gain or loss upon the Reverse Stock Split, except with respect to cash received in lieu of a fractional share of Common Stock, as discussed below. A U.S. Holder’s aggregate tax basis in the Common Stock received pursuant to the Reverse Stock Split will equal the aggregate tax basis of the Common Stock surrendered (excluding any portion of such basis that is allocated to a fractional share of Common Stock, as discussed below), and such U.S. Holder’s holding period in the Common Stock received will include the holding period in the Common Stock surrendered. U.S. Treasury regulations provide detailed rules for allocating the tax basis and holding period of the Common Stock surrendered to the Common Stock received pursuant to the Reverse Stock Split. U.S. Holders of Common Stock acquired at different times or at different prices should consult their own tax advisors regarding the allocation of the tax basis and holding period of such surrendered shares to the shares received pursuant to the Reverse Stock Split.

Cash in Lieu of Fractional Stock

A U.S. Holder of Common Stock that receives cash in lieu of a fractional share of Common Stock pursuant to the Reverse Stock Split will recognize capital gain or loss in an amount equal to the difference between the amount of cash received in lieu of a fractional share of Common Stock and the U.S. Holder’s tax basis in the Common Stock surrendered that is allocated to such fractional share of Common Stock. Such capital gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period for such Common Stock surrendered exceeded one year at the effective time of the Reverse Stock Split.

Information Reporting and Backup Withholding

A U.S. Holder of Common Stock may be subject to information reporting and backup withholding on cash paid in lieu of a fractional share in connection with the Reverse Stock Split. A U.S. Holder of Common Stock will be subject to backup withholding if such U.S. Holder does not otherwise establish an exemption from information reporting and backup withholding and such U.S. Holder does not provide its taxpayer identification number in the manner required or otherwise fails to comply with applicable backup withholding tax rules.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or allowed as a credit against a U.S. Holder’s federal income tax liability, if any, provided the required information is timely furnished to the IRS. U.S. Holders of Common Stock should consult their own tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

THE U.S. FEDERAL INCOME TAX DISCUSSION ABOVE IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX CONSEQUENCES THAT MAY BE RELEVANT TO A PARTICULAR U.S. HOLDER. THE TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT WILL VARY IN ACCORDANCE WITH THE SPECIFIC CIRCUMSTANCES OF EACH U.S. HOLDER. IN LIGHT OF THE FOREGOING, EACH U.S. HOLDER IS EXPECTED TO AND SHOULD CONSULT WITH AND SEEK ADVICE FROM SUCH U.S. HOLDER’S OWN INDEPENDENT TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT.

AUTHORIZED SHARE DECREASE

Our Board and the holders of a majority of the issued and outstanding shares of our Common Stock have approved the Amendment to reduce the number of authorized shares of Common Stock by the reverse stock split ratio determined by our Board. The Authorized Share Decrease will become effective upon the filing of the Amendment with the Secretary of State of the State of Delaware. The Amendment will be effective approximately (but not less than) 20 days after the mailing of this Information Statement.

The form of Amendment to be filed with the Secretary of State of the State of Delaware is set forth as Annex A to this Information Statement.

Purpose of the Authorized Share Decrease

The Board believes it is in our best interests and the best interests of our stockholders to decrease the number of authorized shares of our Common Stock due to the number of shares that will be outstanding following the Reverse Stock Split.

Effects of the Authorized Share Decrease

The decrease in the number of authorized shares of Common Stock would result in fewer shares of authorized but unissued shares of Common Stock being available for future issuance. This would decrease the number of shares of Common Stock available for issuance for various purposes such as to raise capital or to make acquisitions without further approvals from our shareholders.

As of September 30, 2020, our authorized Capital Stock consisted of (i) 50,000,000 shares of Preferred Stock and (ii) 250,000,000 shares of Common Stock. For illustrative purposes only, the following table shows the approximate effect on our common stock of a 1-for-3 and a 1-for-10 reverse stock split (as followed by the proportional reduction in authorized shares) as of September 30, 2020.

	Number of Shares of Common Stock Prior to Reverse Stock Split	Number of Shares of Common Stock After Reverse Stock Split and Authorized Share Reduction
		1:3	1:10
Authorized	250,000,000	83,333,333	25,000,000
Issued and Outstanding(a)	44,819,549	14,939,849	4,481,954
Authorized and Reserved for Issuance(b)	3,759,324	1,253,108	375,932
Authorized and Unreserved and Available for Future Issuances(c)	201,421,127	67,140,375	20,142,112

(a)

Subject to adjustment for fractional shares in connection with the Reverse Stock Split. The number of shares of Common Stock outstanding as of September 30, 2020 does not reflect the issuance of the Equity Consideration, the Additional Shares (if issued) or the Warrant Shares (to be issued upon exercise of the Warrants).

(b)

Includes shares of common stock reserved for issuance (i) upon the settlement of restricted stock units and performance share units, (ii) exercise of stock options and (iii) remaining under the Incentive Plans.

(c)

Excludes (i) shares of Common Stock reserved for issuance pursuant to outstanding awards under the Incentive Plan and (ii) remaining shares of Common Stock reserved for issuance under the Incentive Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our Common Stock as of September 30, 2020 unless otherwise noted below for the following:

•	each person, or group of affiliated persons, who we know to beneficially own more than 5% of our Common Stock;

•	each of our named executive officers;

•	each of our directors; and

•	all of our executive officers and directors as a group.

The percentage of ownership is based on 44,819,549 shares of Common Stock outstanding as of September 30, 2020.

Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to such securities. Except as otherwise indicated, all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws. Unless otherwise indicated, the address of each person or entity named in the table below is c/o J.Jill, Inc., 4 Batterymarch Park, Quincy, Massachusetts 02169.

Name of Beneficial Owner	Shares Beneficially Owned	Percentage of Shares
5% Stockholder
Entities affiliated with TowerBrook Investors, Ltd.(1)	25,770,647	57.5%
Named Executive Officers and Directors
James Scully	327,717.67	*
Mark Webb	32,170	*
Brian Beitler(2)	57,644.08	*
Michael Eck	104,635.67	*
Marka Hansen	179,452.67	*
Shelley Milano	—	—
Travis Nelson(3)	129,132	*
Michael Rahamim(4)	596,994.67	1.3%
Michael Recht	—	—
Andrew Rolfe	—	—
Deanna Steele	25,500	—
Linda Heasley(5)	210,195.63	*
All directors and executive officers as a group (12 persons)	1,663,442.39	3.7%

*	Represents beneficial ownership of less than 1% of shares outstanding.

(1)

The shares are held directly by TI IV JJill Holdings, LP. The general partner of TI IV JJill Holdings, LP is TI IV JJ GP, LLC. The sole member of TI IV JJ GP, LLC is TowerBrook Investors IV (Onshore), L.P. The general partner of TowerBrook Investors IV (Onshore), L.P. is TowerBrook Investors GP IV, L.P., and its ultimate general partner is TowerBrook Investors, Ltd. The natural persons that have voting or investment power over shares of Common Stock beneficially owned by TowerBrook Investors GP IV, L.P. and TowerBrook Investors, Ltd. are Neal Moszkowski and Ramez Sousou. The number of shares beneficially owned by entities affiliated with TowerBrook Investors, Ltd. reflected in the table above does not reflect the Warrants to purchase 16,120,473 Warrant Shares issued in connection with the Transaction. The address of each of the entities and natural persons identified in this footnote is c/o TowerBrook Capital Partners L.P., 65 East 55th Street, 19th Floor, New York, New York 10022.

(2)	Represents shares of Common Stock issuable upon the vesting of restricted stock units that will vest within the next 60 days.

(3)	Of the shares shown, 100,000 shares of Common Stock are directly held by Eclipse Investors LLC, of which Mr. Nelson is the sole member.

(4)

Includes 106,291 shares directly held by Mr. Rahamim’s spouse. The number of shares beneficially owned by Mr. Rahamim reflected in the table above does not reflect the Warrants to purchase 1,240,036 Warrant Shares issued in connection with the Transaction.

(5)

Ms. Heasley was our President and Chief Executive Officer and a member of our Board until December 4, 2010. Beneficial ownership amounts herein reflect the records of the Company at the time of separation.

INTERESTS OF CERTAIN PERSONS IN OR IN OPPOSITION TO MATTERS TO BE ACTED UPON

Interests of Company Directors in the Transactions

The Company’s stockholders should be aware that certain directors of the Company have interests in the Transaction that may be different from the interests of the Company’s stockholders generally. The Board was aware of these interests and considered them, among other matters, in approving the Transaction.

As of September 30, 2020, TowerBrook and its affiliates beneficially owned approximately 57.5% of our outstanding Common Stock. Pursuant to a stockholder’s agreement by and between the Company and TI IV Holdings, for so long as TI IV Holdings beneficially owns at least 50% of our common stock, it is entitled to designate for nomination a majority of our Board. When TI IV Holdings beneficially owns less than 50% of our common stock but owns at least 10% of our common stock, TI IV Holdings is entitled to designate for nomination a number of directors in proportion to its ownership of our common stock, rounded up to the nearest whole person. When TI IV Holdings owns less than 10% of our common stock but owns at least 5% of our common stock, TI IV Holdings is entitled to designate for nomination the greater of (i) a number of directors in proportion to its ownership of our common stock, rounded up to the nearest whole person, and (ii) one director. A majority of the members of the Board have been designated by TI IV Holdings pursuant to that right.

Currently, of the eight directors of the Company, two are employed by with TowerBrook. Those persons are Michael Recht and Andrew Rolfe. Travis Nelson, a member of our Board, was previously employed by TowerBrook and is on the Management Advisory Board of TowerBrook. Additionally, Michael Rahamim, a member of our Board, is on the Senior Advisory Board of TowerBrook, is a Subordinated Lender and has received Warrants exercisable for 1,240,036 shares of Common Stock. In light of the potential conflicts of interest that may have arisen in connection with the Transaction, our Board established a special committee of the Board (the “Special Committee”) composed of Shelley Milano (Chair), Michael Eck, and Marka Hansen, and empowered and authorized the Special Committee to act on behalf of and exercise certain powers of the Board in connection with certain potential transactions with TowerBrook and, prior to the approval by the Board of the Transaction, the Special Committee determined that the TSA and related transactions were advisable and in the best interests of the Company and its stakeholders (other than TowerBrook and its other affiliates), and unanimously recommended that the Board approve, adopt and declare advisable the TSA and related transactions insofar as such documents relate to TowerBrook.

NOTICE PURSUANT TO THE COMPANY’S BYLAWS AND DELAWARE GENERAL CORPORATION LAW

Pursuant to Article II, Section 2.12 of the Company’s By-laws and Section 228(e) of the DGCL, the Company is required to provide prompt notice of the taking of a corporate action by written consent to the Company’s stockholders who have not consented in writing to such action. This Information Statement serves as the notice required by Article II, Section 2.12 of the Company’s By-laws and Section 228(e) of the DGCL.

HOUSEHOLDING MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” stockholder materials, such as proxy statements, information statements and annual reports. This means that only one copy of this information statement may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of this information statement to you if requested by (i) mailing a request to Attn: Secretary and General Counsel, 4 Batterymarch Park, Quincy, Massachusetts 02169 or (ii) calling (617) 376-4300. If you want to receive separate copies of stockholder materials in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address or telephone number.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our filings with the SEC are available to the public on the SEC’s internet website at http://www.sec.gov and on our corporate website at http://investors.jjill.com. The information on or accessible through our website is not incorporated by reference into this Information Statement.

DOCUMENTS INCORPORATED BY REFERENCE

Statements contained in this Information Statement, or in any document incorporated by reference in this Information Statement regarding the contents of any contract or other document, are not necessarily complete, and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC’s rules allow J.Jill to “incorporate by reference” information into this Information Statement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC.

We incorporate by reference the documents listed below and any documents filed by J.Jill with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information furnished and not filed with the SEC pursuant to Item 2.02 or 7.01 on any Current Report on Form 8-K, or corresponding information furnished under Item 9.01 or included as an exhibit), including all such documents J.Jill may file with the SEC after the date on which this Information Statement was initially filed with the SEC:

•	Our Annual Report on Form 10-K for the year ended February 1, 2020, filed with the SEC on June 15, 2020;

•	Our Quarterly Reports on Form 10-Q for the quarterly periods ended May 2, 2020 and August 1, 2020, filed with the SEC on July 28, 2020 and September 10, 2020, respectively; and

•

Our Current Reports on Form 8-K filed with the SEC on March 4, 2020, March 9, 2020, March 18, 2020 (pursuant to Item 2.03), March 30, 2020, April  9, 2020, June 8, 2020, June  10, 2020, June  16, 2020 (pursuant to Item 1.01), July  16, 2020, July 23, 2020, July  27, 2020, July  28, 2020 (pursuant to Item 5.02), July  30, 2020, August 6, 2020, August  13, 2020, August 27, 2020, September  1, 2020, September 1, 2020, September 4, 2020, September 18, 2020, September 25, 2020, September 30, 2020 and October 2, 2020.

Any statement contained herein or contained in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this information statement to the extent that a statement contained herein modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this information statement. Statements contained in this information statement as to the contents of any contract or other document referred to in this information statement do not purport to be complete and, where reference is made to the particular provisions of such contract or other document, such provisions are qualified in all respects to all of the provisions of such contract or other document.

J.Jill undertakes to provide without charge to each person to whom a copy of this Information Statement has been delivered, upon request, by first class mail or other equally prompt means within one business day of receipt of such request, a copy of any or all of the documents incorporated by reference into this Information Statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this Information Statement incorporates. You may obtain documents incorporated by reference by requesting them in writing or by telephone at the following address and telephone number:

J.Jill, Inc.

4 Batterymarch Park

Quincy, MA 02169

Phone: (617) 376-4300

* * * * * * * * * * * * * * *

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Information Statement to be signed on its behalf by the undersigned hereunto authorized.

By Order of the Board of Directors

Mark Webb
Executive Vice President and Chief Financial Officer

Quincy, Massachusetts
October 19, 2020

ANNEX A

CERTIFICATE OF AMENDMENT OF

CERTIFICATE OF INCORPORATION OF

J.JILL, INC.

The undersigned, Vijay Moses, Vice President and General Counsel of J.Jill, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

FIRST: The name of the Corporation is J.Jill, Inc.

SECOND: This Amendment (the “Amendment”) to the Certificate of Incorporation of the Corporation (the “Certificate”) has been duly approved and adopted pursuant to a written consent by the stockholders of the requisite number of the issued and outstanding shares of capital stock of the Company entitled to vote thereon in accordance with Section 228 and Section 242 of the DGCL.

THIRD: The Certificate is hereby amended by amending and restating the first sentence of Section 4.1 to be and read as follows:

The total number of shares of all classes of stock that the Corporation shall have authority to issue is [75,000,000-133,333,333] shares, divided into (a) [25,000,000-83,333,333] shares of Common Stock, with the par value of $0.01 per share (the “Common Stock”), and (b) 50,000,000 shares of Preferred Stock, with the par value of $0.01 per share (the “Preferred Stock”).

Each [3-10] shares of the Corporation’s common stock, par value $0.01 per share (the “Common Stock”) issued and outstanding on the effective date of this Amendment shall automatically be combined into one validly issued, fully paid and non-assessable share of Common Stock, without any action by the holder thereof, subject to the treatment of fractional interests as described below (the “Reverse Stock Split”). No certificates representing fractional shares of Common Stock shall be issued in connection with the Reverse Stock Split. Stockholders who otherwise would be entitled to receive fractional share interests of Common Stock in connection with the Reverse Stock Split shall, with respect to such fractional interest, be entitled to receive cash, without interest, in lieu of fractional shares of Common Stock, in an amount equal to the proceeds attributable to the sale of such fractional interest following the aggregation and sale by the Company’s transfer agent of all fractional shares otherwise issuable. Each certificate that prior to such combination represented shares of Common Stock (“Old Certificates”) shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional share interests as described above.

J.JILL, INC.

Vijay Moses, Vice President and General Counsel